UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): February 1, 2013

HealthWarehouse.com, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-13117	22-2413505
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

7107 Industrial Road
Florence, Kentucky	41042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 618-0911

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

On February 1 and 6, 2013, HealthWarehouse.com, Inc. (the “Company”) completed private placements of a total of 3,501,975 units at a price of $1.00 per unit. Each unit consists of (i) one share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and (ii) warrants to purchase three shares of the Common Stock at an exercise price of $0.25 per share, which must be exercised within 5 years of February 1, 2013 (the “Private Placement”). Substantially all of the proceeds from the sale of the units have been used by the Company to satisfy all its obligations under the 2010 Loan Documents and the 2011 Loan Documents, as described below.

As a part of the Private Placement, Lalit Dhadphale, President and Chief Executive Officer of the Company, purchased 500,000 units.

In connection with the Private Placement, Mr. Dhadphale has entered into repurchase agreements with each other purchaser of units, pursuant to which he has agreed to repurchase, subject to certain conditions, one-half of each holder’s units at a purchase price of $1.00 per unit if the closing price of the Common Stock is less than $0.25 on five consecutive trading days at any time within one year of February 1, 2013. Cape Bear Partners, LLC (“Cape Bear”), which holds a substantial equity position in the Company, entered into repurchase agreements with each purchaser, other than Mr. Dhadphale, that are substantially similar to Mr. Dhadphale’s agreements, except that Cape Bear’s obligations are secured by a lien over certain real estate.

Item 8.01.	Other Events.

As previously disclosed, on December 31, 2012, the Company failed to make required payments of $1 million in principal and approximately $180,000 of accrued interest due under its Loan and Security Agreement dated November 9, 2010 (the “2010 Agreement”) with two accredited investors (the “Lenders”) and the 7% Convertible Promissory notes issued thereunder (the “2010 Notes” and, together with the 2010 Agreement, the “2010 Loan Documents”). Further, as previously disclosed, on January 15, 2013, the Company failed to make required payments of $2.0 million in principal and approximately $198,000 in accrued interest under its Loan and Security Agreement dated September 2, 2011 (the “2011 Loan Agreement”) with the Lenders and the 7% Convertible Promissory notes issued thereunder (the “Notes” and, together with the 2011 Loan Agreement, the “2011 Loan Documents”). Accordingly, the Company was previously in breach of its obligations under the 2010 Loan Documents and 2011 Loan Documents and subject to the Lenders’ remedies thereunder, including remedies against the Company assets, including inventory and equipment, that secured its obligations thereunder.

As described above in Item 3.02, on February 1, 2013, the Company applied substantially all of the proceeds of the Private Placement to satisfy the obligations under the 2010 Loan Documents and 2011 Loan Documents in full. Accordingly, its obligations under the 2010 Loan Documents and 2011 Loan Documents have been satisfied, and the 2010 Loan Documents and 2011 Loan Documents have been terminated.

Notwithstanding the foregoing, the Company still has substantial indebtedness, lacks liquidity and believes that it currently does not have adequate working capital to run its business. It is in the process of considering alternatives to address these problems, including new debt financing and additional private placements of equity securities.  There is no assurance that the Company will be able to pursue any course of action that will allow it to continue to operate its business as a going concern, or to continue to operate in a manner that preserves the interests of its current creditors and equity holders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 6, 2013	HEALTHWAREHOUSE.COM, INC.

	By:	/s/ Lalit Dhadphale
Lalit Dhadphale
President and Chief Executive Officer